Exhibit 99.1

American National Bankshares Inc. and HomeTown Bankshares

Corporation Announce Shareholder Approvals for Proposed Merger

For more information, contact:

Jeffrey V. Haley	Susan K. Still
President & Chief Executive Officer	President & Chief Executive Officer
American National Bankshares Inc.	HomeTown Bankshares Corporation
haleyj@amnb.com	sstill@hometownbank.com
434.773.2259	540.278.1705

FOR IMMEDIATE RELEASE:	March 20, 2019

DANVILLE, VA, March 19, 2019 – American National Bankshares Inc. (Nasdaq: AMNB – “American”) headquartered in Danville, Va., and HomeTown Bankshares Corporation (Nasdaq: HMTA – “HomeTown”), headquartered in Roanoke, Va., jointly announced that the shareholders of both companies have approved the previously announced merger of HomeTown with and into American at their respective special shareholder meetings held March 19, 2019. The deal, announced last October, will create a 28-branch bank with approximately $2.5 billion in total assets and expand the presence of American in the Roanoke and New River Valley markets. The shareholder approvals follow all necessary regulatory approvals and the merger is set to close effective April 1, 2019.

“We are pleased to have received such strong support for this partnership and we look forward to welcoming HomeTown’s customers and employees to our community bank,” said Jeffrey V. Haley, President and Chief Executive Officer of American.

“We appreciate the strong support of our shareholders in approving the merger and look forward to joining American with enhanced opportunities to benefit our customers, our employees and the communities we serve,” said Susan K. Still, President and Chief Executive Officer of HomeTown.

About American

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.9 billion. Headquartered in Danville, Va., American is the parent company of American National Bank and Trust Company (“American National Bank”). American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 24 banking offices and two loan production offices. American National Bank also manages an additional $769 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about American and American National Bank is available at www.amnb.com.

Shares of American are traded on the Nasdaq Global Select Market under the symbol “AMNB.”

About HomeTown

HomeTown Bankshares Corporation is the parent company of HomeTown Bank, which officially opened for business on November 14, 2005. HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. HomeTown Bank serves three markets including the Roanoke Valley, the New River Valley and Smith Mountain Lake through six branches, seven ATMs, HomeTown Mortgage and HomeTown Investments. A high level of responsive and personal service coupled with local decision-making is the hallmark of its banking strategy. For more information, please visit www.hometownbank.com.

Shares of HomeTown are traded on the Nasdaq Capital Market under the symbol “HMTA.”

Caution Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Each of American and HomeTown intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The companies’ respective abilities to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of each of American and HomeTown and the resulting company, include but are not limited to: (1) the businesses of American and/or HomeTown may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (7) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in the companies’ respective market areas; (8) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (9) accounting principles, policies, and guidelines; and (10) other risk factors detailed from time to time in filings made by American and HomeTown with the Securities and Exchange Commission. American and HomeTown undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

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